Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2017 First-Quarter Results

CLEVELAND, Ohio - May 4, 2017 - Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced financial results for the three months ended March 31, 2017.

Net Earnings
For the three months ended March 31, 2017, the company had net earnings of $40.9 million, or $0.16 per share, compared with net earnings of $244.0 million, or $0.92 per share, for the three months ended March 31, 2016.

The quarter-over-quarter variance in net earnings was driven primarily by significant first-quarter 2016 gains on dispositions and joint ventures, including the disposition of the company’s interest in the Brooklyn Nets basketball team, the Barclays Center arena, the 625 Fulton Avenue development parcel in Brooklyn and the company’s military housing business, that did not recur in 2017.

Additional factors impacting net earnings/loss for the three months ended March 31, 2017, are described below under FFO and Operating FFO and are included in the company’s quarterly report on Form 10-Q for the three months ended March 31, 2017, filed with the Securities and Exchange Commission (SEC) and supplemental package for the quarter ended March 31, 2017, furnished to the SEC on Form 8-K. The Form 10-Q and supplemental package are available on the company’s website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended March 31, 2017, were $216.0 million, compared with $226.3 million for the three months ended March 31, 2016.

Funds From Operations (FFO)
FFO for the three months ended March 31, 2017 was $92.3 million, or $0.35 per share, compared with $290.6 million, or $1.08 per share for the three months ended March 31, 2016.

Drivers of the year-over-year FFO variance include first-quarter 2016 gains totaling $245.8 million, net of tax, or approximately $0.90 per share, from disposition of the 625 Fulton Avenue development parcel in Brooklyn and the company’s interest in the Nets, partially offset by lower 2017 loss on extinguishment of debt of $24.6 million, and decreased 2017 organizational transformation and termination costs of $4.2 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings, the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the three months ended March 31, 2017 was $94.5 million compared with $81.2 million for the three months ended March 31, 2016.

Positive factors impacting 2017 first-quarter Operating FFO were decreased interest expense of $11.7 million; improved corporate G&A/other NOI of $11.1 million, the majority of which is reduced overhead expense; lease termination fee income of $1.8 million and Operating FFO from other sources of $0.2 million. These positive factors were partially offset by reduced Operating FFO from properties sold of $5.0 million and reduced interest capitalized to active development projects of $6.5 million, reflecting the completion and delivery of new properties into the portfolio and a corresponding overall lower level of development activity.

Factors impacting Operating FFO for the first quarter are illustrated in a bridge diagram included in the company’s supplemental package for the three months ended March 31, 2017. The quarterly report and supplemental package also include additional explanations of factors impacting Net Earnings, Operating FFO and FFO for the three months ended March 31, 2017.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

Governance Update
On April 24, the company announced the appointment of Z. Jamie Behar, CFA, former managing director, real estate & alternative investments at GM Investment Management Corp, and Craig Macnab, former chairman and chief executive officer of National Retail Properties, to serve as independent directors. Behar fills the vacancy created when Bruce C. Ratner, executive chairman of the company’s New York subsidiary, stepped down from the board at the end of 2016. Macnab will succeed Stan Ross, an independent director who has served on the board for 18 years and who has informed the company he will not stand for re-election at the June 9 annual meeting. With these actions, eight of the company’s 13 directors are independent.

Also at the upcoming annual meeting, shareholders will be asked to approve collapsing the company’s current dual-class share structure. Assuming approval of the reclassification, the company intends to adopt a majority voting standard for all directors in uncontested elections.

Commentary
“Financial results for the first quarter reflect our ongoing focus on operational excellence,” said David J. LaRue, Forest City president and chief executive officer. “Operating FFO was up 16 percent, quarter over quarter, reflecting margin gains from reduced expenses, both corporate and at the property level, and an improved business mix. Overall Adjusted EBITDA margins in the first quarter improved 420 basis points, compared with the same period last year. This represents an improvement of 90 basis points, compared with margins for the full year 2016, in line with our goal to improve margins 400 to 500 basis points over our 2016 results by mid-year 2018.

“In addition, strong same-space leasing spreads in office and retail, and continued rent growth in apartments, reflect underlying strength in the portfolio. As a result, we remain confident in our ability to deliver solid full-year performance from our portfolio and additional value from our development pipeline.

“Overall comparable property net operating income dipped 1.0 percent, compared with exceptionally strong growth in the first quarter of 2016, which was up 9.7 percent overall. Property-specific factors in office and retail impacted first-quarter comp NOI growth, as did a decrease in occupancy in apartments. We believe the portfolio is well positioned to overcome this slow start in Comp NOI, and we expect overall growth of approximately 3 percent for the full year.

“Results in apartments were impacted by a decline in occupancy stemming from efforts in the second half of 2016 to aggressively increase rents for renewals. That strategy has been refined, and by the end of the first quarter, we were seeing both rents and occupancy trending positive, boding well for improved results in future periods.

“Fundamentals remain solid overall in our office portfolio, as reflected by same-space leasing spreads up 13.9 percent on a rolling 12-month basis, and 19.9 percent in the first quarter alone. Comp NOI results in the quarter for office were impacted primarily by the timing of a tenant downsizing at our Ballston office building, which adjoins Ballston Quarter in Arlington, VA, a mixed-use project currently undergoing extensive redevelopment. In addition, office results were impacted by vacancies at Post Office Plaza in Cleveland, which we are actively marketing for sale consistent with our strategy to reduce non-core market exposure. We continue to feel very good about our Cambridge and New York City office portfolios, which together account for more than 80 percent of our office NOI.

“In retail, results for the quarter were impacted by the timing of lease expirations and re-merchandising programs at San Francisco Center, which were the largest factors in the retail Comp NOI dip in the quarter. Nonetheless, the solid fundamentals of the mall portfolio continue to be reflected in strong same-space leasing spreads, which were up 14.6 percent in the first quarter, on a rolling 12-month basis. Rolling 12-month sales per square foot in our regional malls increased meaningfully with the removal from the comp set of Boulevard Mall near Buffalo, where we expect to execute a deed-in-lieu with the lender. The resulting jump in rolling 12-month sales to $570 per square foot across the balance of the malls, demonstrates the quality of the portfolio.

“As a result of the success of our residential development fund with the Arizona State Retirement System (ASRS), we have notified our partner that, based on exceeding target returns, we intend to exercise our promote option to increase our ownership stake from the current 25 percent to approximately 30 percent. The implied increase in value to Forest City is roughly $30 million on a total equity investment of approximately $100 million.

“Progress continues on finalizing documentation for the expected disposition of our interests in our retail portfolio. Overall pricing and structure for these anticipated transactions has not changed since we described them in our yearend 2016 earnings release -- an average cap rate of approximately five percent on 2016 net operating income of approximately $110 million and total debt of approximately $1.0 billion, at Forest City’s share.

“In the case of our regional malls, we have agreed with our partner, QIC, that, upon executing definitive documentation, we intend to sell our interest outright in seven of the 11 properties yet this year. For the remaining four malls -- Victoria Gardens, Short Pump Town Center, Galleria at Sunset, and Promenade

Temecula -- our objective will be to exchange our interest and redeploy our stakes into new apartment or office assets in core markets. For our New York specialty retail portfolio, we have reached agreement with our partner, Madison International, on substantial terms and conditions, subject to final drafting points and third-party investor sign-off. Given progress to date, we have agreed with Madison to move ahead with obtaining third-party consents. The transaction is being structured in a tax-efficient manner, and we expect an initial closing on the definitive documents this summer, with closings to be completed as soon as possible, but no later than 24 months from initial closing.

“While we are pleased with progress to date and confident in our ability to consummate these transactions, we need to remind investors that no transaction can be guaranteed, and we may not be able to transact in the foreseeable future or at the terms described here.

“The disposition of our federally assisted housing portfolio continues. To date, we have closed the sale of 14 of the 47 properties in the portfolio, collecting $41.5 million of the anticipated $65 million of total net proceeds from the disposition. We expect the remaining closings to be completed over the balance of 2017.”

Comparable NOI, Occupancies and Rent
Overall comparable net operating income (NOI) for the three months ended March 31, 2017, decreased 1.0 percent, with decreases of 1.4 percent in office, 0.3 percent in apartments and 1.2 percent in retail, compared with results for the same period in 2016.

Comparable office occupancies were 93.5 percent at March 31, 2017, down from 96.4 percent in the first quarter of 2016. The decline in office occupancies is primarily related to the previously mentioned tenant downsizing at Ballston, and vacancies at Post Office Plaza, as well as the timing of a vacancy at One Pierrepont Plaza in Brookyn. For the rolling 12-month period ended March 31, 2017, rent per square foot in new, same-space office leases increased 13.9 percent over prior rents.

In the apartment portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,526 for the three months ended March 31, 2017, a 1.4 percent increase compared with average monthly rents for the three months ended March 31, 2016. Comparable average rents per unit in the company’s core markets were $2,008, a 1.0 percent increase from the comparable period in 2016. Comparable economic occupancies for the three months ended March 31, 2017, were 93.6 percent, down from 94.3 percent for the three months ended March 31, 2016.

In the retail portfolio, comparable retail occupancies at March 31, 2017, decreased to 93.6 percent, compared with 94.2 percent at March 31, 2016. Sales in the company’s regional malls averaged $570 per square foot on a rolling 12-month basis, up from $555 per square foot at December 31, 2016, and up from $558 per square foot at March 31, 2016. For the rolling 12-month period ended March 31, 2017, new, same-space leases in the company’s regional malls increased 14.6 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the Three Months Ended March 31, 2017 vs. 2016, is a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI and a reconciliation of earnings before income taxes to NOI.

Openings and Projects Under Construction
During the first quarter, the company completed and began phased opening of Eliot on 4th, a 365-unit apartment community at the company’s Waterfront Station mixed-use project in Washington, D.C., and 535 Carlton, a 298-unit, all-affordable apartment community at Pacific Park Brooklyn. In addition, unit closings began in the first quarter at 550 Vanderbilt, a 278-unit condominium property, also at Pacific Park Brooklyn.

At March 31, 2017, Forest City had 11 projects under construction at a total cost of $1.4 billion, or $651.2 million at the company’s share. These include:

APARTMENTS:

•	Axis (formerly Broadway and Hill), a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, is expected to be completed in the third quarter of 2017.

•	Ardan (formerly West Village II), a 389-unit apartment community in Dallas, is expected to begin phased opening in the first quarter of 2018.

Eliot on 4th, Axis, and Ardan are part of the company’s residential development fund with the Arizona State Retirement System.

Other apartment projects currently under construction include:

•
38 Sixth Avenue, a 303-unit, all-affordable apartment community with 6,000 square feet of street-level retail at Pacific Park Brooklyn that is part of the company’s strategic partnership with Greenland USA, is expected to begin phased opening in the second quarter of 2017.

•
Mint Town Center (formerly Town Center Wrap), a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the second quarter of 2017.

•	VYV (formerly Hudson Exchange), a 421-unit apartment community in Jersey City, NJ, with 9,000 square feet of street-level retail, is expected to be completed in the first quarter of 2018.

•
Ballston Quarter Residential, a 406-unit apartment community, including 53,000 square feet of lower-level retail, that is part of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The project is expected to begin phased opening in the third quarter of 2018.

•	The Guild, a 191-unit apartment community at The Yards in Washington, D.C., is expected to be completed in the fourth quarter of 2018.

•	Capper 769, a 179-unit apartment community in Washington, D.C., is expected to be completed in the first quarter of 2019.

OFFICE:

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. The building, in which Cornell will occupy approximately 40 percent of the space, is expected to open in the second quarter of 2017.

RETAIL

•
Ballston Quarter Redevelopment, the 307,000-square-foot retail component of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The retail component is expected to be completed in the third quarter of 2018.

Outlook
“We remain confident in our ability to deliver solid full-year results,” said LaRue. “The underlying fundamentals in our portfolio are strong, and we are continuing to see the positive impact of our strategies of growing our portfolio through our focus on core markets, improving margins, further deleveraging, and completing targeted dispositions. We also continue to complete and deliver new, well-leased properties from our pipeline of approximately 20 million square feet of entitled future opportunities in strong core markets.

“At the same time, we are also committed to further improving transparency and enhancing governance, as demonstrated by increasing the independence of the board, and, subject to shareholder approval at our upcoming Annual Meeting, collapsing our current dual-class share structure and instituting majority voting for all directors in uncontested elections.

“As we noted in our recently completed summary annual report, 2017 is a year of execution for Forest City. Having focused for the past several years on transforming Forest City, we are now in a position to pivot and refocus on growth - growth in our portfolio, in operating margins, in NOI, in FFO, in our dividend, and in our company. The key to unleashing that growth is focused execution.

“Our near-term goals are clear: improve margins by an additional 400 to 500 basis points from full-year 2016 results, achieve a leverage ratio in the mid-seven times range, successfully transact our retail portfolio and redeploy our ownership into high-quality assets in strong markets, continue to exercise prudent capital allocation and selectively activate new opportunities from our pipeline in addition to driving growth from the mature portfolio. By accelerating the diligent execution of these strategies, we believe we can and will achieve growth, create sustainable value for all stakeholders and increase total shareholder returns.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.2 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, retail and apartment real estate throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on May 4, 2017, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended March 31, 2017, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, and comparable NOI, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
FFO, a non-GAAP measure, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, it believes FFO presents a more consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the company’s core assets assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen with market conditions, many real estate investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides a more complete measurement of the Company’s performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO, a non-GAAP measure, as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

NOI

NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at the company’s ownership within its Office, Apartments, Retail and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating office, apartment and retail real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its office, apartment and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead, net of service fee revenues, are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented. The company believes comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a more consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss) before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.

Important Additional Information
The directors, director nominees and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies from stockholders in respect of the matters to be considered at the Company’s 2017 Annual Meeting of Stockholders, including the reclassification transaction. Information about the Company’s directors, director nominees, and executive officers, including a description of their direct and indirect interests, is contained in the proxy statement/prospectus, which was filed with the SEC on May 1, 2017, and in the Company’s other filings with the SEC.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Company’s 2017 Annual Meeting of Stockholders and the reclassification transaction, the Company has filed with the SEC, and the SEC has declared effective, a Registration Statement on Form S-4, containing a proxy statement/prospectus of the Company, which proxy statement/prospectus is being mailed to stockholders on or about May 2, 2017. This document is not a substitute for such registration statement, proxy statement/prospectus or any other documents that the Company may file with the SEC or send to stockholders in connection with the reclassification transaction. Stockholders are urged to read the proxy statement/prospectus and any other relevant documents because they contain important information.

Stockholders can obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about the Company, without charge, at the SEC’s website, www.sec.gov, and on the Investor Relations page of the Company’s website at http://ir.forestcity.net/.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company’s failure to receive stockholder approval of the reclassification proposal, any other delays with respect to, or the failure to complete, the reclassification, the company’s ability to carry out future transactions and strategic investments, as well as the acquisition related costs, unanticipated difficulties realizing expected benefits expected when entering into a transaction, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, including risks with respect to the outcome of any legal proceedings that have or may be instituted against the Company or others relating to the reclassification, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net earnings attributable to Forest City Realty Trust, Inc. (GAAP)	$40,917	$244,035
Depreciation and Amortization—real estate (1)	78,349	78,862
Gain on disposition of full or partial interests in rental properties	(27,004)	(99,758)
Impairment of depreciable rental properties	—	12,464
Income tax expense adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	—	55,036
FFO attributable to Forest City Realty Trust, Inc. (Non-GAAP)	$92,262	$290,639

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$92,262	$290,639
If-Converted Method (adjustments for interest):
4.250% Notes due 2018	778	1,472
3.625% Notes due 2020	363	918
FFO for per share data	$93,403	$293,029
Denominator:
Weighted average shares outstanding—Basic	258,797,277	257,951,076
Effect of stock options, restricted stock and performance shares	1,320,911	1,484,743
Effect of convertible debt	5,031,753	10,577,203
Effect of convertible 2006 Class A Common Units	1,910,625	1,940,788
Weighted average shares outstanding - Diluted	267,060,566	271,953,810
FFO Per Share - Diluted	$0.35	$1.08

(1)	The following table provides detail of depreciation and amortization:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Full Consolidation	$63,555	$63,211
Non-Real Estate	(702)	(819)
Real Estate Full Consolidation	62,853	62,392
Real Estate related to noncontrolling interest	(6,696)	(4,327)
Real Estate Unconsolidated	22,192	20,762
Real Estate Discontinued Operations	—	35
Real Estate at Company share	$78,349	$78,862

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Income tax expense on FFO
Operating Earnings:
Current taxes	$51	$3,629
Deferred taxes	—	24,157
Total income tax expense on FFO	51	27,786

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$—	$(4,587)
Deferred taxes	—	59,623
Total income tax expense on non-FFO	—	55,036
Grand Total	$51	$82,822

Reconciliation of FFO to Operating FFO

	Three Months Ended March 31,
	2017	2016	% Change
	(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$92,262	$290,639
Write-offs of abandoned development projects and demolition costs	351	—
Tax credit income	(2,691)	(3,008)
Loss on extinguishment of debt	4,466	29,084
Change in fair market value of nondesignated hedges	(1,502)	1,396
Net gain on disposition of interest in development project	—	(136,687)
Net gain on disposition of partial interest in other investment - Nets	—	(136,247)
Straight-line rent adjustments	(2,942)	(1,861)
Organizational transformation and termination benefits	4,525	8,720
Nets pre-tax FFO	—	1,400
Income tax expense (benefit) on FFO	51	27,786
Operating FFO attributable to Forest City Realty Trust, Inc.	$94,520	$81,222	16.4%
If-Converted Method (adjustments for interest) (in thousands):
4.250% Notes due 2018	778	1,472
3.625% Notes due 2020	363	918
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$95,661	$83,612
Weighted average shares outstanding - Diluted	267,060,566	271,953,810

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended March 31,
	2017	2016
Earnings (loss) before income taxes (GAAP)	$31,672	$(41,533)
Earnings from unconsolidated entities	(26,979)	(10,536)
Earnings (loss) before income taxes and earnings from unconsolidated entities	4,693	(52,069)
Land sales	(5,760)	(3,933)
Cost of land sales	2,001	340
Other land development revenues	(1,105)	(1,916)
Other land development expenses	2,564	2,348
Corporate general and administrative expenses	15,583	17,112
Organizational transformation and termination benefits	4,525	8,720
Depreciation and amortization	63,555	63,211
Impairment of real estate	—	12,464
Interest and other income	(10,272)	(9,654)
Interest expense	27,975	34,635
Amortization of mortgage procurement costs	1,222	1,665
Loss on extinguishment of debt	2,843	29,084
NOI related to unconsolidated entities (1)	55,100	55,245
NOI related to noncontrolling interest (2)	(9,671)	(8,088)
NOI related to discontinued operations (3)	—	1,198
Net Operating Income (Non-GAAP)	$153,253	$150,362

(1) NOI related to unconsolidated entities:
Equity in earnings (GAAP)	$9,278	$10,536
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(1,136)	(941)
Interest and other income	(1,525)	(365)
Write offs of abandoned development projects and demolition costs	351	—
Depreciation and amortization	23,089	21,674
Interest expense and extinguishment of debt	25,043	24,341
NOI related to unconsolidated entities	$55,100	$55,245

(2) NOI related to noncontrolling interest:
(Earnings) loss from continuing operations attributable to noncontrolling interests (GAAP)	$106	$(2,121)
Exclude non-NOI activity from noncontrolling interests:
Land and non-rental activity, net	246	349
Interest and other income	524	377
Depreciation and amortization	(6,983)	(4,519)
Interest expense and extinguishment of debt	(3,564)	(1,989)
Loss on disposition of full or partial interests in rental properties	—	(185)
NOI related to noncontrolling interest	$(9,671)	$(8,088)

(3) NOI related to discontinued operations:
Operating loss from discontinued operations, net of tax (GAAP)	$—	$(1,126)
Less loss from discontinued operations attributable to noncontrolling interests	—	776
Exclude non-NOI activity from discontinued operations (net of noncontrolling interest):
Depreciation and amortization	—	56
Interest expense	—	1,738
Income tax benefit	—	(246)
NOI related to discontinued operations	$—	$1,198

Net Operating Income (Non-GAAP) Detail (in thousands)

	Three Months Ended March 31,
	2017	2016	% Change
Office Segment
Comparable NOI	64,871	65,792	(1.4)%
Non-Comparable NOI	5,075	4,147
Office Product Type NOI	69,946	69,939
Other NOI (1)	3,454	(521)
Total Office Segment	73,400	69,418
Apartment Segment
Comparable NOI	45,328	45,443	(0.3)%
Non-Comparable NOI	76	(1,129)
Apartment Product Type NOI	45,404	44,314
Federally Assisted Housing	4,285	5,548
Other NOI (1)	(732)	(4,201)
Total Apartment Segment	48,957	45,661
Retail Segment
Comparable NOI	37,770	38,211	(1.2)%
Non-Comparable NOI	1,593	4,234
Retail Product Type NOI	39,363	42,445
Other NOI (1)	(338)	1,010
Total Retail Segment	39,025	43,455
Operations
Comparable NOI	147,969	149,446	(1.0)%
Non-Comparable NOI (2)	6,744	7,252
Product Type NOI	154,713	156,698
Federally Assisted Housing	4,285	5,548
Other NOI (1):
Straight-line rent adjustments	2,798	1,848
Other Operations	(414)	(5,560)
	2,384	(3,712)
Total Operations	161,382	158,534
Development Segment
Recently-Opened Properties/Redevelopment	(1,252)	629
Other Development (3)	(6,877)	(11,303)
Total Development Segment	(8,129)	(10,674)
Other Segment	—	2,502
Grand Total	$153,253	$150,362

(1)	Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and management and service company overhead, net of service fee revenues.

(2)	Non-comparable NOI includes lease termination income of $2,140 for the three months ended March 31, 2017, compared with $334 for the three months ended March 31, 2016.

(3)	Includes straight-line adjustments, non-capitalizable development overhead and other costs on our development projects.
.